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Exhibit 99.1

                              QUALITY SYSTEMS, INC.

                            Moderator: Lou Silverman
                                February 9, 2006
                                   3:30 pm CT

Operator:         Good afternoon. My name is (Rodney) and I will be your
                  conference facilitator today. At this time I would like to welcome everyone to the Quality Systems Third Quarter Fiscal
                  2006 Results conference call.

                  All lines have been placed on mute to prevent any background noise.

                  After the speaker's remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad.

                  At this time I would like to turn the conference over to Mr. Lou Silverman, President and CEO. Thank you. Mr. Silverman, you may begin your conference.

Louis Silverman:  Thank you, (Rodney), and welcome everyone to Quality Systems'
                  Fiscal 2006 Third Quarter conference call. Paul Holt, our CFO, Greg Flynn, our Executive Vice President and General Manager of the QSI Division and Patrick Cline,

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                  President of our NextGen Healthcare Information Systems
                  Division will once again join me on this afternoon's call.

                  We are conducting this call from a wider variety of locations than usual so I'll apologize in advance for any technical difficulties that we may encounter.

                  Please note that the comments made on this call may include statements that are forward-looking within the meaning of the Securities laws, including without limitation statements related to anticipated industry trends, the company's plans, products and strategies, projected operating results, capital and equity initiatives, pending litigation and the implementation and potential impact of legal, regulatory and accounting requirements.

                  Actual events or results may differ materially from our expectations and projections and you should refer to our prior SEC filings, including our Forms 8-K, 10-K and 10-Q for discussions of the risk factors, management discussion and analysis and other information that could impact our actual performance.

                  We undertake no obligation to update any projections or forward-looking statements in the future. Also, as I have mentioned on each and every call for the past many quarters, please continue to note that the company's past performance is not necessarily indicative of future performance.

                  I'll now provide summary comments on the quarter and, Paul, Greg and Pat will follow with additional details.

                  For the December quarter, company revenue totaled $26.8 million, up approximately 21% over the prior year. Fully diluted earnings per share at 35 cents compared to 32 cents in the prior year. Though these figures represent

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                  year-over-year increases, note that they below levels obtained in prior quarters.

                  NextGen's revenue for the quarter of $22.9 million represents a 25% year-over-year increase. The quarter's revenue and profit results exclude our first significant Siemens transaction, a $4 million sale of NextGen licenses which was closed and paid for in full during the December quarter.

                  We have deferred recognition of this revenue based on applicable accounting literature. We're looking forward to seeing this revenue move onto our income statement and consistent with our historical practice we'll not be making forward projections about the timing or pace of this process.

                  Determining the appropriate treatment for the Siemens contract occupied much time and many resources of the company, our Audit Committee and, in fact, of our independent auditors. Today's earnings announcement comes a very, very short time after the appropriate treatment was determined.

                  The QSI Division's $3.9 million in quarterly revenue was up slightly over prior year performance.

                  The NextGen Division's operating income was $7.9 million, a 17-1/2% increase over prior year.

                  The QSI Division's operating income decreased on a year-over-year basis and corporate expenses were higher year-over-year. Paul will provide you with additional details on those items shortly.

                  EDI revenue for the quarter came in at $3.3 million, up 21% over the prior year. EDI grew 45% on a year-over-year basis at NextGen and declined 8%

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                  year-over-year at the QSI Division. I'll once again remind listeners that EDI revenue is reported as part of divisional revenue totals each quarter for each division.

                  Cash and cash equivalents were at $75.2 million at quarter end, up from $63.1 million last quarter.

                  Headcount at quarter end was 473. Annualized revenue per employee was approximately $227,000.

                  As discussed on our September quarter call, late in the month of October, the company and those individual directors elected to the Board from the company's slate were informed that they were being sued by Mr. Ahmed Hussein, a shareholder and current Director over the election results certified by the independent inspector of election.

                  Mr. Hussein's complaint alleged and alleges that the results from the independent inspector of election included certain proxies that should not have been included in the final vote tabulation. The independent inspector certified the aforementioned results after hearing Mr. Hussein's claim concerning the matter.

                  Attorneys representing the company as well as individual named Directors participated in a court hearing on this matter late last week. A ruling from the judge is expected at the next scheduled court date which is currently on the calendar for March 7 of '06.

                  Current and prospective shareholders should know that the company incurred expenses related to this matter during the December quarter and has incurred related expenses during the current quarter to date. It is possible that the

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                  company will continue to incur additional expense as a result of this complaint and/or Mr. Hussein's future actions, if any. It remains premature to speculate on the outcome of the hearing, the entirety of Mr. Hussein's actions or the magnitude of the expense to be incurred by the company.

                  Regarding acquisitions, we continue to review potentially interesting opportunities.

                  Regarding investor conferences, over the next several weeks QSI is scheduled to present at the upcoming UBS conference, the Jefferies' conference, and the Sidoti conference. Each and all of these conferences are in New York City.

                  A $1.75 per share dividend and a two for one stock split were announced last week. The dividend will be distributed to shareholders of record as of 2-24, February 24 that is. And the stock split has a March 3 effective date.

                  In closing my prepared comments for this afternoon's call, I want to once again clearly point out as I have over the past many quarters that there are no guarantees that the company or either of its divisions will meet or exceed their current level of performance in future periods.

                  It's possible that this quarter's performance will cause investors or analysts to set short, new short, medium or long-term expectations for the company. In response to this possibility, please continue to note that we do not give out financial guidance to the investment community and we do not comment on the guidance advanced by members of the financial community.

                  Many thanks to our entire team for their leadership and performance during the year-to-date.

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                  I will now turn the call over to Paul Holt, our CFO.

Paul Holt:        Thanks, Lou, and hello everyone. Our consolidated system sales rose to $13.5 million this quarter, an increase of 15% compared to $11.7 million in the year ago quarter. Maintenance and EDI and other revenues rose 28% to $13.3 million compared to $10.4 million in the year ago quarter.

                  Our consolidated gross profit margin came in at 64.9%. It's down from 66% a year ago. As I mentioned in numerous other calls, the hardware and third-party software included in our system sales will vary depending upon the needs of customers.

                  Total SG&A increased approximately $1.6 million to $8 million in the third quarter. That compares with $6.4 million a year ago. $1.2 million of this increase was in the NextGen Division and consisted of increases in selling and administrative salaries and related benefits, travel expenses and other general and administrative expenses. The balance of the increase was primarily a $ .4 million increase in corporate related expenses, including professional services, salaries and related benefits.

                  SG&A expense as a percentage of revenue increased slightly to 30% compared to 29.1% in the year ago quarter. That's primarily due to the fact that the increase in the NextGen SG&A expenses and corporate expenses was slightly faster than the growth in the revenue in the same period.

                  Our effective income tax rate was slightly higher this quarter compared to a year ago at 37.6%. That compares to 37.1% a year ago. The primary cause for the higher rate this quarter was a relatively lower benefit related to R&D tax credits compared to the prior year, partly offset by a new deduction which went into effect this year, the domestic manufacturer's production deduction.

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                  During the year ago quarter the company recognized $ .2
                  million in tax credits from prior periods which had not been recognized previously, resulting in a lower tax rate last year. These tax credits were principally from credits on which the Statute of Limitations had expired.

                  In terms of divisional performance, system sales in the NextGen Division rose to $12.8 million this quarter and compared to $11.3 million a year ago. Continued growth in NextGen's base of installed users drove maintenance, EDI and other revenue in that division 43% higher compared to a year ago at $10.1 million.

                  Operating income in the NextGen Division was up 17% to $7,904,000, compared to $6,727,000 a year ago.

                  Our QSI Division reported a year-over-year increase of 3%, reporting revenue of $3,867,000 compared to $3,742,000 a year ago. Operating income for this division was $951,000.

                  QSI Division EDI revenue was $1, 130,000 for the quarter compared to $1,232,000 a year ago.

                  Moving on to our balance sheet, our cash increased this quarter by approximately $12.1 million to $75.2 million or $5.66 per share. That compares to $63.1 million or $4.79 at the end of the prior quarter.

                  While our total accounts receivable declined by approximately $2.9 million this quarter, our DSOs increased slightly by 3 days. DSOs by division were 90 days for the QSI Division and 136 for the NextGen Division.

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                  Total deferred revenue at $34.1 million is up $4 million from the prior quarter due entirely to the deferred license revenue related to the transaction that was discussed by Lou earlier in the call.

                  For those of you who are tracking this, our non-cash expenses for the quarter break down as follows: Total amortization expense $634,000, that's $46,000 for QSI and $588,000 for
                  NextGen; total depreciation expense $340,000, that's $44,000 for QSI and $296,000 for NextGen; deferred stock option compensation which is a non-cash expense was $107,000.

                  Investing activities for the quarter were as follows:
                  Capitalized software $691,000 with $16,000 for QSI and $675,000 for NextGen; fixed assets $497,000, that's $34,000 for QSI and $463,000 for NextGen.

                  I want to thank you all for being on the call, and your interest in our company and I'll now turn things over to Greg Flynn, Executive Vice President and General Manager of our QSI Division.

Greg Flynn:       Thank you, Paul, and I'd also like to thank you all for
                  showing your interest in our company by being on this call.

                  The QSI Division numbers have already been covered by Lou and Paul. I would again like to note the continued growth in the NextGen EDI business. As you know, QSI Division staff are instrumental in facilitating this business.

                  On our software development front, the CPS dental record development which I discussed on our last call, new phosphorus x-ray development technology, our expanding x-ray interface offering, and continued application enhancements to offer more practice management, patient billing, insurance

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                  and scheduling information chair side appear to be well
                  received by our end users.

                  We just conducted our annual dental users meeting and these offerings, if judged by user/audience response were viewed as both useful and high tech.

                  Per usual, I'll comment on our sales staffing and pipeline. Our sales staffing remains unchanged from last quarter and our pipeline is approximately $3.5 million.

                  Our pipeline is defined as sales situations where QSI is in the final three purchase choices and we believe that the sale will occur within 180 days.

                  I'd like to take this chance to remember division staff for both their ongoing and long-term efforts for the company. Our Vice President of Operations and Software Development for example just celebrated his 25th anniversary with QSI. Thanks to all of our staff.

                  Now I'll turn the call over to Pat Cline, our President of the NextGen Division.

                  Pat.

Patrick Cline:    Thanks, Greg. Although NextGen revenues and profits grew
                  measurably over the same quarter last year, I'm disappointed that the deferral of the large order prevented us from setting yet another quarterly record.

                  During the quarter NextGen executed about 60 contracts with new customers. Since our last call our sales force has grown by a net of 2 people. It's still our goal to grow the sales force. We now have a total of 40 folks in that department.

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                  Our pipeline has grown to over $60 million. The market for our products remains very strong and we continue to fare well against our competition in the marketplace.

                  I'm proud that as of today we can announce that NextGen's electronic medical record, NextGen's practice management system and our community health solution were all just named Best in Class by the Microsoft Healthcare Users Group or MS HUG in the 2006 annual awards.

                  We're preparing for what we think will be a very successful HIMSS conference in San Diego next week.

                  And in closing I'd like to once again thank NextGen employees for their continued excellence and our customers for their support and confidence.

                  Operator, we're ready for questions.

Operator:         At this time I would like to remind everyone in order to ask a question please press star then the number 1 on your telephone keypad. We'll pause just for a moment to compile the Q&A roster.

                  And your first question will come from the line of (George
                  Hill) from (Leerink Swann).

(George Hill):    Yeah, good afternoon, Lou. I'm wondering if you can give us the contribution from Siemens purchases in previous quarters, whether or not they were accounted for differently. And I'll stop there.

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Louis Silverman:  As we've mentioned, (George), we as a rule have not gone into great detail on specific Siemens contracts or contributions in prior quarters. We've had a small number of them. They've been not particularly significant and for a variety of reasons they were accounted for differently.

(George Hill):    Okay can you give us then some color on why there was an
                  apparent slowdown in organic growth in the quarter?

Louis Silverman:  I'm not sure that I fully buy your assumption. I guess it depends on whether you include or exclude the Siemens deferral that we're talking about in terms of our overall growth. So if you could sharpen up your question and come back that would be helpful.

(George Hill):    Okay. Well then the last question will be can you tell me how these Siemens sales are going to be accounted for?

Louis Silverman:  Yeah we've elected, (George), to not on this call delve into specific contract or accounting literature details. You should know that we, like many many others, are looking forward to seeing this revenue move from deferred revenue on to our income statement. But again, consistent with our historical practice we'll decline to make forward projections in terms of the precise timing of that.

(George Hill):    Okay. I'll hop back into the queue.

Operator:         And your next question will come from (Sean Weiland) from
                  Piper Jaffray.

(Sean Weiland):   Hey guys. I bet you can't guess what my question is going to
                  be. Let's try to take a stab at the Siemens contract again. Is the $4 million Siemens contract is it - did they buy licenses which they are going to - they intend to go and resell

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                  to their customer bases or is this a pass through and are they in fact placing the software into their customers as we speak?

Louis Silverman:  Pat, do you want to take that one?

Patrick Cline:    Sure. I think I understood the question. There are certain provisions in our agreement with Siemens that prevent me from going into a lot of details. But I will disclose that this was an order of software licenses, the same type of order that we've received over many years from many reseller organizations. Typically these orders are slated for particular end users. The Siemens orders thus far have been slated for Siemens customers.

(Sean Weiland):   Okay so we could then believe that this contract although
                  significant and larger in size than maybe past contracts was - is that some of the same characteristics as the former contracts? Is it accurate?

Louis Silverman:  I think it's the same product in terms of the licenses but the contract document itself by definition at this point has some slightly different characteristics.

(Sean Weiland):   Okay. And then on, you know, following up on what (George) was saying. If - with this being kind of an outlier contract, it appears like that organically the - your NextGen reps that are focused on selling the typical NextGen deals may have been behind plan in the quarter and that this was the contract that was going to make up for any weakness. Is that an accurate way of looking at this? Or if its not could you...

Patrick Cline:    This is Pat. I would say that's not an accurate way of looking at this. The order that we're talking about and again I can't go into too much in the way of details, but I can tell you that many many of our sales reps were involved leading up to that order for many many months. There was quite an effort

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                  made to make sure that that order comes in. A lot of customer calls, a lot of customer meetings and those kinds of things. So I wouldn't characterize it personally as a slowdown in organic growth. We have done business with resellers and in fact an increasing amount over the years for many many years.

(Sean Weiland):   Okay. What is the - just the last question and then I'll step off. What's the business mix now between resellers and direct sales?

Patrick Cline:    I don't have that exactly. We do most of our business through direct sales but we do have a handful of value added resellers. These are people who truly add value and who are out there sometimes by themselves but very often working directly with our sales reps hand in hand with our folks to call on end user customers and sell them NextGen's offerrings.

(Sean Weiland):   Okay okay great. Thank you very much.

Man:              Thanks.

Operator:         And your next question will come from the line of (Van Brady)
                  from (Presidio Management).

(Van Brady):      The name was (Brady). Could you comment if you care to on what effect Allscripts purchase of A4 might affect the market and specifically you people going forward. We've been told that A4 has a good position in the one to ten market if you want to - if you think those segregations are meaningful, their average number of doctors is about five or four to five per practice.
                  And they've gotten very little traction at all in the so-called mid-market, that is the 11 to 25.

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                  The thinking is that once the Allscripts or Touchworks gets interfaced with their system that they will be running very hard in the middle market which has been I think where Quality has had the most success. So I'm just curious if you think that might provide stiffer competition down the road.

Patrick Cline:    Well without offering an opinion as to whether A4s product are competitive or not with ours, let me say that we don't run into and we don't compete with that product line very often.
                  When we do I think we fare very, very well and that is in the low end. The mid market and certainly in the high end is where we've tended to play more often.

                  And I believe that Allscripts needed to acquire a practice management system but I would say that the A4 acquisition is considered by NextGen to be more of a non-event and something that we're not concerned about in any way, shape or form.

(Van Brady):      Okay thank you very much.

Operator:         And your next question will come from the line of (Richard
                  Close) from Jefferies.

(Richard Close):  Yes just real quick, I believe you said you had 60 new customers in the quarter. Is that correct?

Patrick Cline:    That's correct.

(Richard Cloke):  Okay so how many - I guess - I think you've mentioned before how many total contracts you've signed in the quarter.

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Patrick Cline:    Yes I have mentioned it before and I've kind of been reluctant to continue that practice. If I reported the number it would likely be comparable to the last quarter, but let me give you a little bit of more texture on that. With over 1,000 customers and tens of thousands of physicians it gets more and more difficult to decide what constitutes a new order or a new contract versus just an add-on order.

                  The fact is that literally hundreds of supplemental orders were received in the third quarter. But again where you draw the line as to, for example, if a practice orders two more licenses for two more doctors of a product they already have I typically wouldn't call that a new order.

                  If a practice had a practice management system and they place a large order for a separate product typically that would be called a new order. But again it really depends where you draw the line. Again hundreds of supplemental orders. I think the more meaningful number is the number of new customer acquisitions. That's what people tend to want to hear.

(Richard Close):  Okay. And then can you maybe characterize whether you've seen any changes or trends developing over the last three months maybe that are different from the September quarter, maybe looking at, you know, the practice management software versus people buying both that and the EMR or just the EMR.

Patrick Cline:    We see an upturn in the market on the EMR side, more interest.
                  The market continues to heat up. Our particular mix has tended to stay in the historical band of roughly 2/3 being combination purchases of practice management and EMR. But there is over the last few months more interest on the EMR side as drivers such as pay for performance become more prevalent.

(Richard Cloke):  And are you involved in any of those pay for performance options out there?

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Patrick Cline:    We are.

(Richard Close):  And can you maybe talk a little bit about the success you've had on that front?

Patrick Cline:    I don't want to go into too much detail in that area, but I can - I will tell you that we consider ourselves leaders in that area. We are involved in a number of programs and a number of pilots. We've done specific work on the software to make sure that we stay on the leading edge and help our customers do the types of reporting, paper and electronic reporting, required to prove better quality and outcomes.

(Richard Close):  Okay. And one final question, I guess, Paul, if you could talk a little bit about your DSOs with respect to the NextGen. How did that compare versus September and then where do you see that trending?

Paul Holt:        Well as I said that was up 3 days from September. But on an absolute basis our total accounts receivable actually declined by $2.8 million. And as you know, the computation of DSOs is going to be a function of your outstanding AR balance and it's also a function of what your revenues are. So I'll just say that, you know, as I had said earlier, we want to work to see that number come down. But I think the change that we had in the revenues contributed to that slight uptick in DSOs.

Patrick Cline:    Paul, do you want to explain also briefly the impact of the deferrals in service revenues on DSOs and so people can maybe normalize that with the way other companies report DSOs?

Paul Holt:        Yes I'll be happy to. Our balance sheet includes two elements that are based on the way we put our contracts on our balance sheet. We have unpaid

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                  deferred revenue that's included in both deferred revenue and accounts receivable that I guess you could call it a gross up if you will. If you net those two down you would get to a DSO number of 73 days.

(Richard Close):  Thank you.

Paul Holt:        Yes.

Operator:         Again if you do have a question please press star then the number 1 on your telephone keypad. And your next question will come from the line of (Gene Mannheimer) from (Carris and Company).

(Gene Mannheimer):  Thank you. I missed the very first part of the call, Lou, so forgive me if you addressed this. But the $4 million of Siemens revenue that was deferred out of the quarter, is your expectation to recognize that next quarter?

Louis Silverman:  So, (Gene), you're asking me about providing guidance, right?

(Gene Mannheimer):  Essentially.

Louis Silverman:  As we mentioned on the call and as we've mentioned on many calls over many years, we don't provide guidance. I will say that we - and we certainly understand many others - are looking forward to seeing the deferral move from the balance sheet onto the income statement. But to stay consistent with our past practice and what we think are best practices, we won't deviate from our practice of not making forward projections. But again understand that we're working hard to make that happen.

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(Gene Mannheimer):  Okay. And in your historical pattern with the Siemens relationship, if you close the deal in the quarter could you typically ship the software in that quarter and therefore recognize it? Or is this just an anomaly?

Louis Silverman:  This particular contract had some unique features to it.

(Gene Mannheimer):  Okay thank you.

Operator:         And your next question will come from the line of (George
                  Hill) from (Leerink Swann).

(George Hill):    Hey, Lou, we'll take more shots at this - I apologize. I'm getting a lot of feedback on my phone.

Louis Silverman:  You're coming through loud and clear.

(George Hill):    Okay. Was any Siemens revenue included in the quarter?

Louis Silverman:  Again we haven't made it a historical practice of breaking it out. This particular transaction was large enough so that we felt like it was important for people to consider this particular transaction or situation as they considered the company's performance in the quarter. We've had a little bit of business over time with Siemens but I think I'd leave it at that.

(George Hill):    Okay. And my last question will be - two more questions - has the Siemens business over the course of the last year, would it be fair to characterize it as growing faster than non-Siemens business over the last year?

Patrick Cline:    I think the Siemens business while growing, probably can't be directly compared because the Siemens contract or relationship with NextGen is a new

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                  relationship in the last year and certainly in the first few months of that type of relationship you're training sales people and developing your message and training support people and those types of things.

                  So the first month a sale is made typically it's relatively low and the second month hopefully it grows and the third month hopefully it grows. But between the second month and the third month if there are three sales made as opposed to two it might be a tremendous growth rate but it still could be relatively low compared to the overall revenue number and in fact growth number over the longer haul.

(George Hill):    Okay fair enough. And last question would be do you think we should perceive the dividend as indicative of how the company would plan to finance or pursue an acquisition?

Louis Silverman:  I'm not sure I fully understand your question. We have north of $5.00 per share in cash. The dividend that was declared was $1.75 per share in cash. I think that we continue to look at acquisition opportunities though it's also fair to say that over the past five or six years we haven't completed any.

                  I guess in essence I'd say the Board felt that this dividend was an appropriate return of capital to shareholders and at the same time was an appropriate business decision in the context of not materially impacting any acquisition plans that the company might have.

(George Hill):    Okay. I was just trying to get a sense for the war chest you guys want to keep. Thank you.

Operator:         And your next question will come from the line of (Sean
                  Weiland) from Piper Jaffray.

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(Sean Weiland):   Hi, thanks. Just one more question - Lou, what can you tell us to assure us that this kind of timing on revenue recognition won't happen in the future?

Louis Silverman:  There are no absolute guarantees in life, (Sean). And on this particular transaction we understand what needs to occur to convert the deferred revenue to recognized revenue. And you should know that. And that...

(Sean Weiland):   And what - could you be a little bit more specific on the work that still needs to be done to convert this from the deferred to actual revenue?

Louis Silverman:  Again we've elected to not delve into the specific cites on -
                  specific contract terms or accounting literature cites. That's a decision that we made at the outset here. So I certainly appreciate your interest and the inquiry but we've just decided to not go into that absolute level of granularity.

(Sean Weiland):   Okay thanks.

Louis Silverman:  Thanks, (Sean).

Operator:         And your next question will come from the line of (Michael
                  Turner) from (AAD Capital).

(Dan Wimset):     Hey good afternoon. This is (Dan Wimset). Lou, just a quick question, in some of your investor relations presentations you've stratified the market with a number of practices and physicians. Can you give us a sense, if you would please, I know you've got the under 10 market which is not a big deal for you and maybe the over 100 position market, can you give us a sense in terms of sales cycles, how long it's taking now and maybe what variables are causing

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                  the cycle to take longer and what variables are causing that sales cycle to shrink a little bit? Thanks.

Louis Silverman:  I'm going to let Pat take a run at that.

Patrick Cline:    I don't see any measurable difference in the length of the sales cycle except at the lower end. They seem to be tightening up and some smaller practices seem to be making decisions maybe a little bit faster. But again it's almost not measurable. I think, as I mentioned earlier, the market for electronic medical record systems is heating up. That would indicate that sales cycles will get a little shorter. That's our hope and we'll leave it at that.

(Dan Wimset):     (Pat), you've talked about a $60 million pipeline. Can you give us a sense the physician practices where there's north of 100 physicians typically how long is that cycle? Was it a four month, six month, three month, a year, how long does it take?

Patrick Cline:    Typically four to six months in that cycle but again it's
                  tough to characterize it as an over 100 because a 100
                  physician practice may be 4 to 6 months. A 1,000 or 2 or 3,000 physician network might take 6 months to a year, perhaps closer to a year.

(Dan Wimset):     Great, thank you.

Patrick Cline:    Uh huh.

Operator:         And your next question will come from the line of (Josh
                  Stewart) with Sidoti & Company.

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(Josh Stewart):   Hi guys. I'm not too familiar with how these reseller
                  contracts usually work. Do they typically buy a batch of software and you deliver it to them and you recognize the revenue when you deliver the batch? Or is it kind of a one by one process?

Patrick Cline:    Typically when we deliver software licenses to resellers
                  revenue is recognized when the software is delivered to the reseller. But as Lou pointed out, there are some differences in contracts and some nuances and things that often can lead to accounting for a deal differently than you have in the past.

(Josh Stuart):    Okay thanks.

Operator:         And there are no further questions at this time, sir.

Louis Silverman:  Thank you everyone for your participation on the call. And we'll look forward to chatting with you in a few months. Thanks again.

Operator:         Thank you for participating in today's conference. You may all now disconnect.

                                       END